Exhibit 99.1
Conduent Incorporated
Unaudited Pro Forma Condensed Consolidated Financial Statements
Introduction
Conduent Incorporated (“Conduent” or the “Company”) has previously disclosed its strategy to streamline its business to drive increased focus on its core capabilities and enable synergistic growth to create shareholder and client value. As part of this strategy, Conduent has entered into two separate transactions to transfer, sell or otherwise divest two pieces of its business. Below, we provide details on each transaction, along with the unaudited pro forma condensed consolidated financial information reflecting the pro forma effects of such transactions.
Sale of Curbside Management and Public Safety Solutions Businesses
As previously announced on December 28, 2023, the Company, through its wholly owned subsidiary, Conduent Business Services, LLC (“CBS”), as well as other subsidiaries entered into a definitive agreement with Modaxo Traffic Management USA Inc. (the “Buyer”) to sell its Curbside Management and Public Safety Solutions businesses (the “Sale”) for $230 million (plus the assumption of certain indebtedness), subject to customary purchase price adjustments (the “Curbside Management Purchase Price”).
On April 30, 2024, the Sale was completed. The Company received $174 million of the Curbside Management Purchase Price in the form of cash consideration, a $50 million note receivable (with a discounted value of $47 million) payable in one year, and other amounts receivable of $50 million ($39 million of which is related to the reimbursement for finance lease liability payoffs and the purchase of certain equipment on the Buyer’s behalf, and $11 million of which is related to a purchase price holdback), which are payable in the fourth quarter of 2024. The Curbside Management Purchase Price is subject to customary purchase price adjustments expected to be settled in the fourth quarter of 2024.
BenefitWallet Transfer
As previously announced on September 19, 2023, Conduent, by and through CBS, entered into a Custodial Transfer and Asset Purchase Agreement (the "Purchase Agreement") with HealthEquity, Inc. ("HealthEquity"), to transfer its BenefitWallet health savings account ("HSA") and medical savings account ("MSA") portfolio (collectively, the “BenefitWallet Business”) to HealthEquity (the "Transfer"). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Purchase Agreement.
The Purchase Agreement provides that HealthEquity will, over the course of the several Conversion Dates, pay to CBS an aggregate purchase price of $425 million (the “BenefitWallet Purchase Price”), subject to a purchase price adjustment following the Final Conversion Date based on the amount of HSA and MSA assets actually transferred, as consideration for its acquisition of the exclusive right to act as custodian of the HSA Accounts and MSA Accounts (and the assumption of certain specified obligations). The Transfer closes in multiple tranches. A pro-rata portion of the BenefitWallet Purchase Price, based upon the relative value of HSA and MSA assets transferred in the respective tranche, shall be payable upon each Conversion Date.
On March 7, 2024, upon completion of the first tranche of the Transfer, the Initial Conversion Date was attained and Conduent received $164 million as the pro-rata share of the BenefitWallet Purchase Price. The second tranche was completed on April 11, 2024 and Conduent received $85 million as the pro-rata share of the BenefitWallet Purchase Price. Conduent anticipates the final tranche will be completed on or about May 9, 2024 and the final balance of the BenefitWallet Purchase Price of $176 million will be received. The proceeds of $164 million and $85 million from the closing of the first and second tranches, respectively, have been used to pay down debt.

Exhibit 99.1
Basis of Pro Forma Condensed Consolidated Financial Information
The unaudited pro forma condensed consolidated financial information of the Company was derived from the historical condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet gives effect to the Sale and the Transfer as if they had each occurred on December 31, 2023. The unaudited pro forma condensed consolidated statements of income (loss) for the year ended December 31, 2023, give effect to the Sale and the Transfer as if they had each occurred on January 1, 2023. The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s historical financial statements and accompanying notes for the year ended December 31, 2023, which were included in the Company’s Form 10-K filed on February 21, 2024.
The transaction accounting adjustments for the Sale and the Transfer remove results of operations and also give effect to adjustments to reflect: (i) the cash and non-cash proceeds of $232 million and $425 million from the Sale and the Transfer, respectively; (ii) the payment of related income taxes of $46 million and $85 million related to the Sale and the Transfer, respectively; (iii) the repayment of debt in the amount of $130 million and $334 million with the proceeds from the Sale and the Transfer, respectively; and (iv) removing the net assets associated with the Sale. As of January 1, 2023 and December 31, 2023, there were no material asset or liability balances related to the BenefitWallet Business.
The unaudited pro forma condensed consolidated financial information is based on information currently available and assumptions that the Company believes are reasonable. Such information is provided for illustrative and informational purposes only and is not intended to reflect what the Company’s consolidated financial position and results of operations would have been had the Sale and the Transfer occurred on the dates indicated above and is not necessarily indicative of the Company’s future consolidated financial position and results of operations.

Exhibit 99.1
Conduent Incorporated
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2023

		Transaction Accounting Adjustments
(in millions)	Conduent Historical	Sale	Transfer	Note 2	Unaudited Pro Forma
Assets
Cash and cash equivalents	$498	$(39)	$6	(a)(b)	$465
Accounts receivable, net	559	—	—		559
Assets held for sale	180	(180)	—	(c)	—
Contract assets	178	—	—		178
Other current assets	240	97	—	(d)	337
Total current assets	1,655	(122)	6		1,539
Land, buildings and equipment, net	197	—	—		197
Operating lease right-of-use assets	191	—	—		191
Intangible assets, net	32	—	—		32
Goodwill	651	—	—		651
Other long-term assets	436	—	—		436
Total Assets	$3,162	$(122)	$6		$3,046
Liabilities and Equity
Current portion of long-term debt	$34	$—	$—		$34
Accounts payable	174	—	—		174
Accrued compensation and benefits costs	183	—	—		183
Unearned income	91	—	—		91
Liabilities held for sale	58	(58)	—	(c)	—
Other current liabilities	328	4	13	(e)	345
Total current liabilities	868	(54)	13		827
Long-term debt	1,248	(128)	(330)	(f)	790
Deferred taxes	30	$(13)	23	(g)	40
Operating lease liabilities	157	—	—		157
Other long-term liabilities	84	—	—		84
Total Liabilities	2,387	(195)	(294)		1,898

Series A convertible preferred stock	142	—	—		142

Common stock	2	—	—		2
Treasury stock, at cost	(27)	—	—		(27)
Additional paid-in capital	3,938	—	—		3,938
Retained earnings (deficit)	(2,849)	73	300	(h)	(2,476)
Accumulated other comprehensive loss	(435)		—		(435)
Total Conduent Inc. Equity	629	73	300		1,002
Non-controlling Interest	4	—	—		4
Total Equity	633	73	300		1,006
Total Liabilities and Equity	$3,162	$(122)	$6		$3,046

Exhibit 99.1
Conduent Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2023

		Transaction Accounting Adjustments
(in millions, except per share data. Shares in thousands)	Conduent Historical	Sale	Transfer	Note 2	Unaudited Pro Forma
Revenue	$3,722	$(134)	$(118)	(i)	$3,470

Operating Costs and Expenses
Cost of services (excluding depreciation and amortization)	2,888	(97)	(16)	(i)	2,775
Selling, general and administrative (excluding depreciation and amortization)	458	(15)	(14)	(i)	429
Research and development (excluding depreciation and amortization)	7	—	—		7
Depreciation and amortization	264	(16)	(2)	(i)	246
Restructuring and related costs	62	—	—		62
Interest expense	111	(13)	(33)	(j)	65
Loss on extinguishment of debt	—	2	4	(k)	6
Goodwill impairment	287	—	—		287
(Gain) loss on divestitures and transaction costs, net	10	(106)	(412)	(l)	(508)
Litigation settlements (recoveries), net	(30)	—	—		(30)
Other (income) expenses, net	(3)	(3)	—	(m)	(6)
Total Operating Costs and Expenses	4,054	(248)	(473)		3,333

Income (Loss) Before Income Taxes	(332)	114	355		137

Income tax expense (benefit)	(36)	32	89	(n)	85
Net Income (Loss)	$(296)	$82	$266		$52

Net Income (Loss) per Share:
Basic	$(1.41)				$0.20
Diluted	$(1.41)				$0.20

Weighted Average Shares Outstanding (Basic and Diluted)	216,779				216,779

Exhibit 99.1
Conduent Incorporated
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
1. Basis of Presentation
The unaudited pro forma condensed consolidated financial statements give effect to the transaction accounting adjustments necessary to reflect the sale of the Curbside Management and Public Safety Solutions businesses (collectively, the “Sale”) and transfer of the BenefitWallet Business (the “Transfer”) as if they had each occurred:
(a)    on January 1, 2023, in the unaudited pro forma statement of income (loss) for the year ended December 31, 2023; and
(b)    on December 31, 2023, in the unaudited pro forma balance sheet.
2. Pro Forma Adjustments
The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:
(a)    Adjustment reflects cash proceeds of $174 million and $425 million from the Sale and the Transfer, respectively, less (i) repayment of approximately $130 million of debt with proceeds from the Sale and $334 million from the Transfer, respectively and (ii) tax payments of $46 million and $85 million related to the gain on the Sale and the Transfer, respectively.
(b)    Solely with respect to the Sale, adjustment reflects use of cash to payoff finance lease liabilities and purchase equipment on behalf of the Buyer associated with the Sale in an aggregate amount totaling $37 million. Such amount will be reimbursed by the Buyer in the fourth quarter of 2024. See note (d).
(c)    Adjustments reflect the disposition of the net assets of the Sale as of December 31, 2023.
(d)    Adjustment reflects (i) a $50 million note receivable payable by the Buyer, with a discounted value of $47 million, representing a portion of the consideration to be paid on the one year anniversary of the closing and (ii) other amounts receivable in the amount of $50 million (primarily related to the reimbursement for finance lease liability payoffs noted above and the purchase of certain equipment on the Buyer’s behalf), which are payable in the fourth quarter of 2024.
(e)    Adjustment represents accrual of estimated direct transaction costs totaling $4 million and $13 million for the Sale and the Transfer, respectively.
(f)    Adjustment reflects (i) repayment of approximately $130 million of debt with proceeds from the Sale and $334 million from the Transfer, respectively, and (ii) the write-off of unamortized debt issuance costs of $6 million associated with the repayment of such debt ($2 million from the Sale and $4 million from the Transfer, respectively).
(g)    Adjustment represents the estimated decrease in deferred tax liabilities of $13 million associated with the Sale and the estimated utilization of $23 million of deferred tax assets as a result of the Transfer.
(h)    Adjustment reflects after tax gain as if the Sale and the Transfer had occurred on December 31, 2023. The after-tax gain on disposal is calculated as follows:
For the Sale: $232 million representing the cash and non-cash net proceeds of the Sale, less (i) the net assets of the disposed business of $122 million, (ii) estimated direct transaction costs of $4 million, (iii) write-off of unamortized debt issuance costs of $2 million, and (iv) estimated income tax provision of $31 million.

Exhibit 99.1
For the Transfer: $425 million representing the cash proceeds, less (i) estimated direct transaction costs of $13 million, (ii) write-off of unamortized debt issuance costs of $4 million, and (iii) estimated income tax provision of $108 million. As of December 31, 2023, there were no material asset or liability balances related to the BenefitWallet Business.
(i)    Adjustments reflect the elimination of revenue, costs of services, and operating expenses of the respective businesses sold or transferred, including estimated IT infrastructure costs, enterprise application costs and certain corporate overhead expenses that are expected to be eliminated.
(j)    Adjustments reflect the estimated reduction of interest and amortization of debt discount expense related to the use of the net proceeds from the Sale and Transfer for repayment of approximately $130 million and $334 million, respectively, of debt as if such debt was repaid on January 1, 2023.
(k)    Adjustment to record the write-off of unamortized debt issuance costs of $6 million associated with the repayment of debt with proceeds from the Sale and the Transfer.
(l)    Adjustment reflects gain as if the Sale and Transfer had each occurred on January 1, 2023. The gain on disposal is calculated as follows:
For the Sale: $232 million representing the cash and non-cash net proceeds less (i) the net assets of the disposed business of $122 million and (ii) estimated direct transaction costs of $4 million.
For the Transfer: $425 million representing cash proceeds less estimated direct transaction costs of $13 million. As of January 1, 2023, there were no material asset or liability balances related to the BenefitWallet Business.
(m)    Adjustment reflects interest income in the amount of the discount on the $50 million note receivable payable by the Buyer for the portion of the consideration to be paid on the one year anniversary of the closing pertaining to the Sale.
(n)    Adjustments represent the estimated income tax effect of the transaction accounting adjustments.